Exhibit 10.8.3
Coca-Cola Enterprises, Inc.
Form of Performance Share Unit Agreement
For Senior Officers in the United Kingdom

Name of Performance Stock Unit Recipient:

Target PSU Award

Service Date:

The terms and conditions applicable to the performance share unit award (“PSU Award” or “Award”) made by Coca-Cola Enterprises, Inc. (the “Company”) to U.S. executives on [Date of Grant] are described below.
This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended Effective February 7, 2012) (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.
Performance Share Unit Award. Your Target PSU Award is expressed as the number of performance stock units (“PSUs”) that will be earned if the target goal(s) of the Performance Conditions described in Section 2, below, are met.

2.
Vesting in Your PSU Award. Upon the satisfaction of both the performance and service conditions to vesting (except as provided in Section 3) described below, the Company will distribute a share of Coca-Cola Enterprises, Inc.’s common stock (“Stock”) to you for each PSU earned under your PSU Award.

a.	Service Condition to Vesting. You must remain continuously employed by the Company or an Subsidiary until the Service Date to satisfy the service condition to vesting.

b.
Performance Condition to Vesting. The percentage of the Target PSU Award that you earn will be determined based on the results under the Performance Conditions, to vesting, which are as follows: [INSERT DEFINITIONS OF EACH PERFORMANCE CONDITION, THE PERFORMANCE PERIOD, THE MINIMUM, TARGET AND MAXIMUM PERFORMANCE LEVELS (TOGETHER WITH THE CORRESPONDING PERCENTAGE OF TARGET PSU AWARD EARNED AT SUCH LEVELS), AND ADJUSTMENT RULES, IF ANY].

3. Waiver of Conditions to Vesting.
a. Waiver of Service Condition to Vesting upon Retirement or Severance Termination. Although the performance condition must be satisfied to determine the number of PSUs, if any, that may be earned, the service condition to vesting will be waived in the event of your Retirement, to the extent permitted under local laws, or Severance Termination for a pro rata portion of your PSU Award. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your retirement or termination date by the number of months (including partial months) between the grant date and Service Date.
b. Special Vesting in the Event of Your Death, Termination Due to Disability or Severance Termination Without Cause Within 24 Months Following a Change in Control of the Company. In the event of your death or termination due to Disability or your involuntary termination without Cause within 24 months following a Change in Control of the Company, your PSU Award will become immediately vested, as follows:

i.	For 100% of your Target PSU Award, if such event occurs prior to the end of the Performance Period.

ii.	For 100% of the PSUs earned under Section 2, above, if such event occurs after the end of the Performance Period.

4.
Dividend Equivalents on Your PSU Award. Upon vesting of your PSU Award pursuant to Section 2 above, immediately prior to the distribution of the shares of Stock subject to your earned PSU Award, your PSU account will be credited with dividend equivalent units. The value of these dividend equivalent units will equal the total amount of dividends declared by the Board on a share of the Stock from the date of grant through the date your PSU Award is paid to you, multiplied by the number of PSUs earned under your PSU Award.

5.
Form and Timing of Payments from Your PSU Account. The Company will distribute a share of Stock to you (electronically or in certificate form) for each PSU earned under your PSU Award, and it will make a cash payment to you equal to any dividend equivalent units credited under this Award. Your PSU Award will be distributed to you, as follows:

a.
If all or a portion of your PSU Award becomes vested prior to the Service Date pursuant to an event described in Section 3, above, as soon as practicable following such event or, if later, the certification of the performance results for PSUs for which the service conditions were waived under Section 3.a. or Section 3.b.ii.b. Otherwise, within 60 days after the Service Date.

6. Definitions. For purposes of this Award, the following definitions apply:

a.
“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

b.
“Retirement” means your termination of employment at or after you are age 55 and have provided a minimum of five years of service, provided you are not terminated for Cause (as defined in subsection 6.c. of this Agreement).

c.
“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company (including its Subsidiaries). “Cause” shall be as defined in your employment agreement and means (i) action on your part which materially damages or risks materially damaging your or your employer’s reputation; or (ii) your commission of serious misconduct or any serious breach or repeated or continued breach (after your receipt of a warning in writing and your refusal or failure to remedy such breach within a reasonable time) of your obligations under your employment agreement; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

7.
Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

8.
Nature of Performance Share Units. Your PSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this Award. The PSU Award does not entitle you to vote any shares of Stock or receive actual dividends. Your PSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

9.	Acknowledgment of Nature of Plan and Performance Share Units. In accepting the PSU Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.
the PSU Award is voluntary and occasional and does not create any contractual or other right to receive future PSU awards, or benefits in lieu of PSUs even if PSUs have been awarded repeatedly in the past;

c.
all decisions with respect to this PSU Award and future Awards, if any, will be at the sole discretion of the Company and the PSUs are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	the PSUs and the shares of Stock subject to the PSUs are not intended to replace any pension rights or compensation;

f.
the PSUs and the shares of Stock subject to the PSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, a Subsidiary or to your employer;

g.
the PSUs and the shares of Stock subject to the PSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h.
the PSU Award and your participation in the Plan or any policies adopted pursuant to the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, with your employer or any Subsidiary and shall not interfere with the ability of the Company, your employer or any Subsidiary, as applicable, to terminate your employment or service relationship (if any);

i.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

j.	if you receive shares of Stock, the value of such shares acquired on vesting of PSUs may increase or decrease in value;

k.
no claim or entitlement to compensation or damages shall arise from forfeiture of the PSU Award resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the PSU Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then you shall be deemed irrevocably to have agreed not to pursue such claim and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

l.
for purposes of the PSU Award, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Board/Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence);

m.
neither the Company, your employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your employer’s local currency and the United States dollar that may affect the value of the PSU Award or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of Stock acquired upon settlement of the PSU Award; and

n.
the PSU Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the PSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock.

10.
Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), Primary or Secondary Class 1 National Insurance Contributions or other social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award, including the grant of the PSU Award, the vesting of the PSUs, the conversion of the PSUs into shares of Stock or the receipt of any cash payments, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any Tax-Related Items becoming due with respect to the PSUs, the issuance of shares upon vesting of the PSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements to satisfy all Tax-Related Items. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items from outstanding PSUs, from your wages or other cash compensation payable to you by the Company or your employer or from any cash payment received upon the payment of your PSU Award. In addition, if or to the extent any applicable Tax-Related Items payment or withholding obligation has not been satisfied prior to the Award’s payment date (and if permissible under local law), the Company or your employer shall withhold shares of Stock to satisfy the withholding or payment obligation, provided that the Company or your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. To the extent the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon vesting of the PSUs, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested PSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. Further, in the event that such share withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, the Tax-Related Items withholding obligation that has not been satisfied prior to the payment of the PSU Award may be satisfied by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon payment of the PSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (B) withholding from your wages or other cash compensation payable to you by the Company and/or your employer. In the event that the Company withholds the Tax-Related Items from the proceeds of the sale of shares of Stock acquired upon settlement of the PSUs, it may do so using maximum applicable withholding rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock to you, if you fail to comply with your obligations in connection with the Tax-Related Items.

11.
United Kingdom Tax Acknowledgment. To the extent that you are subject to taxation in the U.K. with respect to the PSUs, you acknowledge that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the vesting of the PSUs, or the release or assignment of the PSUs for consideration, or the receipt of any other benefit in connection with the PSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax and national insurance contributions on this additional benefit directly to HM Revenue and Customs under the self-assessment regime.

12.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all performance share units or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, (including outside the European Economic Area) and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the performance share units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.
Repayment/Forfeiture. In the event a two-thirds majority of the independent members of the Board, after permitting you to respond on your own behalf, determines that you engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of the Company’s financials, the Board may require you to repay some or all of the gains from the vesting of the PSUs under this Award if such vesting occurs in or after the year or years affected by the restatement. Additionally, any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

15.
Compliance with Code Section 409A. To the extent that this PSU Award is subject to section 409A of the Internal Revenue Code (the “Code”), the Award will be administered and interpreted in accordance with Code section 409A and the final regulations and other IRS guidance promulgated thereunder.

16.
Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

17.
Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you of any provision of this Agreement.

18.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any Stock issuable upon settlement of the PSU Award prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

19.
Governing Law. The PSU Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

20.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

22.	Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

23.
Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

EXECUTIVE COMPENSATION OFFICE
COCA-COLA ENTERPRISES, INC.
2500 WINDY RIDGE PARKWAY
ATLANTA, GA 30339
USA
(001) 678-260-3000